Exhibit 99.3

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to (i) the inclusion and description of our opinion letter dated November 17, 2022 to the Board of Directors of Surrey Bancorp (the “Company”) included as Appendix B to the Proxy Statement/ Prospectus of First Community Bankshares, Inc. (“First Community”) which forms a part of the Registration Statement on Form S-4 of First Community (the “Registration Statement”) and (ii) the references to our firm and our opinion included in such Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, not do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

RAYMOND JAMES & ASSOCIATES, INC.

January 18, 2023